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                          FIRST EAGLE SOGEN FUNDS, INC.

              AMENDED AND RESTATED RULE 12b-1 DISTRIBUTION SERVICE
                               PLAN AND AGREEMENT

                           CLASS A AND CLASS C SHARES


                  AMENDED AND RESTATED Rule 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated August 13, 2001 (the "Plan") between First Eagle SoGen Funds, Inc., a Maryland corporation (the "Company"), and Arnhold and S. Bleichroeder, Inc., a New York corporation ("ASB").

                  The Company is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company currently offers shares of four separate portfolios:
First Eagle SoGen Global Fund, ("Global Fund"), First Eagle SoGen Overseas Fund, ("Overseas Fund"), First Eagle SoGen Gold Fund ("Gold Fund") and First Eagle U.S. Value Fund ("Value Fund" and collectively, the "Fund(s)"). ASB acts as the principal underwriter of the Company pursuant to an Underwriting Agreement dated as of February 18, 2000.

                  As permitted by Rule 12b-1 (the "Rule") under the 1940 Act, the Company adopted a Distribution and Service Plan and Agreement for Class A shares, as defined below (the "Class A Plan") dated as of February 18, 2000 pursuant to which Global Fund, Overseas Fund and Gold Fund may make certain payments to ASB for expenses incurred in connection with the distribution and service of the Class A shares of the Global Fund and the Overseas Fund and shares of the Gold Fund (with Class A shares of Value Fund, the "Class A" shares). The Company also adopted a Distribution and Service Plan and Agreement for Class C shares, (the "Class C Plan") dated as of February 18, 2000 pursuant to which the Global Fund and the Overseas Fund may make certain payments to ASB for expenses incurred in connection with the distribution and service of the Class C shares of the Global Fund and the Overseas Fund (with Class C shares of Value Fund, the "Class C shares"). The Company's Board of Directors determined that there was a reasonable likelihood that both Class A Plan and Class C Plan would benefit each of Global Fund, Overseas Fund and Gold Fund and their shareholders. The Company's Board of directors has made a similar determination with respect to Value Fund and its shareholders.

                  The Company subsequently adopted on February 18, 2001 one distribution and service plan and agreement in connection with both Class A and Class C shares which integrated and restated Class A Plan and Class C Plan. The Company now desires to extend the coverage of the integrated Plan to the Class A and Class C shares of Value Fund.

                  Accordingly, the Company hereby adopts this Plan, and the parties hereto enter into this Plan, on the following terms and conditions:

                  1. Each of the Funds shall pay ASB a distribution-related fee as well as service fees, if any, on the first business day of each month based upon the average daily value of such Fund's net assets attributable to such Fund's Class A and Class C shares,

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         respectively (as determined on each business day at the time set forth in such Fund's currently effective prospectus for determining net asset value per share) during the preceding month and shall be calculated at an annual rate of 0.25% in the case of Class A shares and at a combined annual rate of 1.00% in the case of Class C shares. For purposes of calculating each such monthly fees, the value of a Fund's net assets attributable to Class A and Class C shares, respectively, shall be computed in the manner specified in that Fund's currently effective Prospectus and Statement of Additional Information for the computation of the value of such Fund's net assets in connection with the determination of the net asset value of shares of the Fund. For purposes of this Plan, a "business day" is any day the New York Stock Exchange is open for trading.

                  2. ASB shall be obligated to use all amounts received from each Fund under this Plan for (i) payments to broker-dealers and other financial intermediaries for their assistance in the distribution of the Fund's Class A and Class C shares and (ii) otherwise promoting the sale of the Fund's Class A and Class C shares and servicing the Fund's Class A and Class C shareholders, such as by paying the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature, the expenses associated with media advertisements and telephone correspondence, and the expenses relating to servicing efforts, including answering questions of shareholders. No broker-dealer shall receive payments under the Plan which, on an annualized basis, exceed, in the case of Class A shares, 0.25% of net asset value of Fund Class A accounts originated by the broker-dealer and, in the case of Class C shares, in aggregate 1.00% of net asset value of Fund Class C accounts originated by the broker-dealer. All other agreements relating to the implementation of this Plan (the "related agreements") shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days' written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and
         (b) of paragraph 6 hereof.

                  3. This Plan, together with any related agreements, has been approved by a vote of the Board of Directors of the Company and of the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such plan or agreements.

                  4. This Plan and any related agreements shall continue in effect with respect to a Fund for a period of more than one year from the date of their adoption or execution only so long as such continuance is approved at least annually by a majority of the Board of Directors of the Company, including a majority of Independent Directors, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan and any related agreements.

                  5. This Plan may be amended at time with respect to a Fund with the approval of a majority of the Board of Directors of the Company, provided that (a) any material of this Plan must be approved by the Company's Board of Directors in accordance with procedures set forth in paragraph 4 hereof, and (b) any amendment to increase materially the amount to be expended by a Fund pursuant to this Plan must also

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         be approved by the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the 1940 Act).


                  6. This Plan may be terminated with respect to a class or a Fund at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Directors of the Company, (b) the vote of a majority of the Independent Directors or (c) the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of that Fund (as defined in the 1940 Act).

                  7. While this Plan is in effect, the selection and nomination of the Independent Directors shall be committed to the discretion of the Independent Directors then in office.

                  8. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of the Fund's assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of the Plan's assignment (as defined in the 1940 Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and a Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Directors of the Company in accordance with the procedures set forth in paragraph 4 hereof, and (b) if the obligations of ASB under this Plan are to be performed by any organization other than ASB, upon such organization's adoption and assumption in writing of all provisions of this plan as a party hereto.

                  9. ASB shall give the Company the benefit of ASB's best judgment and efforts in rendering services under this Plan. As an inducement to ASB's undertaking to render these services, the Company agrees that ASB shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect ASB against any liability to the Company or its stockholders to which ASB would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of ASB's duties under this Plan or by reason of ASB's reckless disregard of its obligations and duties hereunder.

                  10. ASB may also make payments out of its own funds for costs and expenses associated with the distribution and sale of a Fund's Class A and Class C shares, including payments to the persons and for the purposes set forth in paragraph 2 hereof.

                  11. ASB shall prepare and furnish to the Company's Board of Directors, and the Company's Board of Directors shall review at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

                  12. The Company shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the

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         date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

                  13. The provisions of this Plan are severable for each class of shares and each Fund and if provisions of the Plan applicable to a particular class or Fund are terminated, the remainder of the Plan provisions applicable to the other remaining classes or Funds shall not be invalidated thereby and shall be given full force and effect.

                  IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.


                                  FIRST EAGLE SOGEN FUNDS, INC.



                                  By _____________________________
                                           Title: Secretary

                                  ARNHOLD AND S. BLEICHROEDER,
                                  INC.



                                  By ______________________________
                                           Title:  Co-President

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